PRINCIPAL UNDERWRITER AGREEMENT

This PRINCIPAL UNDERWRITER AGREEMENT (this “Agreement”), dated as of September 8, 2025, is by and between Carlyle AlpInvest Private Markets Secondaries Fund (the “Fund”), a Delaware statutory trust, and TCG Capital Markets L.L.C. (“TCG”), a Delaware limited liability company having its principal place of business at 1 Vanderbilt Avenue, Suite 3400, New York, New York 10017.

WHEREAS, the Fund is a closed-end management investment company registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, it is intended that TCG act as the principal underwriter of the classes of shares of beneficial interest (the “Shares”) of the Fund, on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and intending to be legally bound, the parties hereby agree as follows:

1. Appointment. The Fund hereby appoints TCG as the principal underwriter and agent for the distribution of Shares of the Fund covered by the Fund’s registration statement (the “Registration Statement”) and any supplements thereto, in each case then in effect under the Securities Act of 1933 (the “1933 Act”), in jurisdictions wherein such Shares may be legally offered for sale, and TCG hereby accepts such appointment. The Fund agrees that from and after the date of this Agreement, it will not, without the consent of TCG, sell or agree to sell any Shares of the Fund otherwise than through TCG as agent, except that the Fund may issue Shares:

(a) in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted under the 1940 Act;

(b) in connection with the reinvestment of dividends and other distributions of the Fund if permitted by the current prospectus (“Prospectus”) and/or statement of additional information (“SAI”) contained in the Registration Statement;

(c) in connection with any offer of exchange permitted by Section 11 of the 1940 Act; and

(d) as underlying securities of a unit investment trust or a registered open-end investment company (or series thereof) or otherwise as permitted by Rule 12dl-4 under the 1940 Act.

2. Duties of TCG.

(a) TCG shall have the following duties and obligations concerning the Shares:

(i)	TCG will use efforts it believes reasonable to organize selling groups of broker-dealers, and will enter into dealer agreements for the sale of Shares with such broker-dealers.

(ii)	TCG will transmit promptly to the Fund’s transfer agent any orders received by it for the purchase, repurchase or redemption of Shares.

(iii)	TCG will issue or cause the transfer agent to issue to selling broker-dealers or their customers confirmations of all accepted purchase orders and to transmit a copy of such confirmations to the Fund.

(iv)	TCG will review, comment on and file (if so required) with the Financial Industry Regulatory Authority (“FINRA”) proposed sales literature and advertisements relating to the Fund or the Shares that are submitted to it by the Fund.

(v)	In connection with TCG’s duties hereunder, TCG shall not give any information or make any representations regarding Shares except such information or representations as are contained in the current Prospectus and/or SAI or advertisements and sales literature prepared by the Fund for TCG’s use.

(vi)	All activities of TCG in its capacity as principal underwriter of the Shares shall comply with all applicable laws, rules and regulations, including the 1940 Act and rules thereunder and all FINRA rules, and with the terms of the current Prospectuses and SAIs.

(vii)	TCG shall maintain policies and procedures reasonably designed to prevent violations of the federal securities laws to the extent applicable to TCG’s obligations hereunder, and TCG will promptly notify the Fund’s Chief Compliance Officer in the event of any material violation by TCG of any such law.

(viii)	TCG shall, upon reasonable request of the Fund, furnish to the Fund any pertinent information required to be inserted with respect to it as principal underwriter within the purview of the 1933 Act in any reports or registrations required to be filed with any governmental authority.

(b)	TCG may, without further consent by the Fund, contract with third parties to perform any activity or function under this Agreement which is permitted under applicable law to be outsourced, provided that TCG is not relieved from its responsibilities for compliance with all applicable federal and state securities laws and FINRA rules regarding the outsourced activity or function.

(c)	It is understood and agreed that, under this Agreement, TCG performs no services, and has no duties or obligations, with respect to Shares of the Fund that are sold directly by the Fund; provided, however, that TCG may enter into agreements with registered or unregistered investment advisers for the provision of personal services provided to beneficial owners of Shares of the Fund and/or the maintenance of shareholder accounts of the Fund.

(d)	It is acknowledged that: (i) all payments for purchases of Fund shares (including Shares) and of repurchase or redemption proceeds are made through the Fund’s transfer agent, and not TCG, (ii) all Fund shareholder accounts are maintained by the transfer agent and (iii) the transfer agent and purchasing broker-dealers, and not TCG, maintain shareholder records.

(e)	Nothing in this Agreement is intended to create any obligation on the part of TCG to: (i) review for frequent trading in the Fund; (ii) ascertain whether Fund shareholders are receiving appropriate sales load breakpoints or are paying appropriate repurchase fees, if applicable; (iii) except to the extent contemplated by Section 14 hereof, engage in any customer identification programs on behalf of the Fund; (iv) establish or maintain accounts on behalf of Fund shareholders or broker-dealers that sell Shares; or (v) hold, accept or keep custody of funds from customers.

3. Rejection of Orders; Suspension of Sales. Notwithstanding any provision of this Agreement, the Fund may terminate, suspend or withdraw the offering of any Shares, or may decline to accept any orders for Shares, whenever in the Fund’s sole discretion it deems such action to be desirable. No Shares shall be offered by either TCG or the Fund under this Agreement, and no orders for the purchase of Shares transmitted hereunder shall be accepted by the Fund, if and so long as the effectiveness of the Fund’s then current Registration Statement shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current prospectus for the Shares as required by Section 10 of the 1933 Act is not on file with the SEC; provided that nothing in this Section 3 shall in any way restrict the Fund’s obligation to repurchase Shares from any shareholder in accordance with the provisions of the current Prospectus and/or SAI or the Fund’s charter documents.

4. Offering Price of Shares. All Shares sold by TCG as agent pursuant to this Agreement shall be sold at the public offering price per Share in effect at the time of the sale, as described in the current Prospectus. The excess, if any, of the public offering price over the net asset value of the Shares sold by TCG as agent shall be retained by TCG as a commission for its services hereunder. Out of such commission TCG or its designee may allow commissions, concessions or agency fees to dealers, other financial institutions, including banks, and others in such amounts as TCG or its designee shall determine from time to time, consistent with any disclosure in the current Prospectus and SAI. Except as may be otherwise determined by TCG or its designee from time to time, such commissions, concessions or agency fees shall be uniform to all dealers and other financial institutions. At no time shall the Fund receive less than the full net asset value of the Shares, determined in the manner set forth in the current Prospectus and the SAI. TCG also may receive such compensation under the distribution plan or plans, if applicable, with respect to the Fund or a particular class of Shares as may be authorized by the Trustees of the Fund from time to time.

5. 1933 Act Registration.

(a)	The Fund has delivered to TCG a copy of the current Prospectus and SAI. The Fund agrees that it will use its best efforts to continue for three years the effectiveness of the Fund’s Registration Statement under the 1933 Act and to file additional registration statements to maintain an effective Registration Statement under the 1933 Act. The Fund further agrees, at its expense, to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with the 1933 Act. The Fund represents that: (i) the Registration Statement and all amendments thereto filed by the Fund with respect to the Shares have been prepared and filed in conformity with the 1933 Act and rules and regulations promulgated thereunder, (ii) the Registration Statement, when effective, will contain the statements required to be stated therein in conformity with the 1933 Act and rules and regulations promulgated thereunder, and (iii) all statements of fact made therein will be true and correct at the time of such effectiveness and the Registration Statement will not contain any untrue statement of a material fact or omit to state a fact necessary to prevent the Registration Statement from being materially misleading.

(b)	The Fund agrees to advise TCG immediately in writing:

(i)	in the event of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or Prospectus or the initiation of any proceeding for that purpose;

(ii)	of the happening of any event which makes untrue any statement of a material fact made in the Registration Statement or Prospectus or which requires the making of a change in such Registration Statement or Prospectus in order to make the statements therein not misleading; and

(iii)	of all actions of the SEC with respect to any amendments to the Registration Statement or Prospectus which may from time to time be filed with the SEC.

6. 1940 Act Registration. The Fund has registered under the 1940 Act as an investment company, and it will use its best efforts to maintain such registration and to comply with the requirements of the 1940 Act.

7. State and Foreign Filings. The Fund will, at its expense, take such steps as may be necessary and feasible to: (i) file all required notices necessary for the sale of Shares in states, territories or dependencies of the United States, the District of Columbia and the Commonwealth of Puerto Rico, (ii) qualify Shares in foreign countries, in accordance with the laws thereof and (iii) renew or extend any such notification or qualification; provided that the Fund shall not be required to qualify Shares or to maintain the qualification of Shares in any jurisdiction where it shall deem such qualification disadvantageous to the Fund. The Fund shall keep TCG informed of the status of all such filings and qualifications.

8. Duties of the Fund. The Fund agrees that:

(a)	It shall promptly furnish to TCG, at least ten (10) days prior to first use, any description of TCG or TCG’s services hereunder which the Fund intends to use in the Prospectus, SAI, in sales literature reports, advertisements or otherwise. Such description may not be utilized if TCG objects thereto in writing;

(b)	It shall promptly furnish to TCG for TCG’s approval and filing (if so required) with FINRA any proposed sales literature or advertisement relating to, or referring to the Fund or the Shares;

(c)	Subject to Section 9, hereof, it shall make available to TCG or TCG’s designee a sufficient number of copies of the current Prospectus and SAI for use by TCG or that designee;

(d)	It shall furnish to TCG or TCG’s designee copies of any information (excluding information about the portfolio holdings of the Fund), financial statements and other documents that TCG or TCG’s designee may reasonably request;

(e)	It shall promptly advise TCG of any information concerning the Fund or the Shares which may affect TCG’s ability to properly discharge its obligations hereunder; and

(f)	It shall not use the word “TCG Capital Markets L.L.C.” other than merely identifying TCG as the principal underwriter of the Shares unless such use is specifically approved by TCG.

9. Allocation of Costs. The Fund shall pay the cost of composition and printing of sufficient copies of the Fund’s Prospectus and SAI as shall be required for periodic distribution to the Fund’s shareholders and the expense of registering Shares for sale under federal securities laws, filing notices in states to sell Shares in such states and qualify Shares for sale in foreign countries. TCG or TCG’s designee shall pay the expenses normally attributable to the sale of Shares, other than as paid under the Fund’s distribution plan, including the cost of printing and mailing of the Prospectus (other than those furnished to existing shareholders) and any sales literature or advertisements used by TCG in the public sale of the Shares.

10. Duration. Unless terminated earlier pursuant to Section 11 hereof, this Agreement shall be effective as of the effective date of the Fund’s registration statement under the Securities Act of 1933, as amended, and shall remain in effect until two years from such effective date. Thereafter it shall continue in effect for successive annual periods, provided that such continuance shall be specifically approved at least annually: (a) by the Fund’s Board of Trustees or by vote of a majority of the voting securities of the Fund; and (b) by the vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of this Agreement or any distribution plan of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

11. Termination. This Agreement may be terminated as to the Fund or any class of Shares: (a) by TCG at any time without penalty by giving no less than sixty (60) days’ written notice to the Fund (which notice may be waived by the Fund); (b) by the Fund at any time without penalty by giving no less than sixty (60) days’ written notice to TCG (which notice may be waived by TCG); or (c) by mutual consent of the Fund and TCG, provided that such termination by the Fund shall be directed or approved by the Board of Trustees of the Fund or by the vote of the holders of a majority of the outstanding voting securities of the Fund or class of Shares, as the case may be.

12. Amendments and Assignment. This Agreement may not be amended or changed except in writing and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors; however, this Agreement shall not be assigned by either party and shall automatically terminate upon its assignment (as defined in the 1940 Act).

13. Disclaimer of Shareholder Liability. TCG understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Trustee or shareholder of the Fund personally, but bind only the Fund and the Fund’s property.

14. AML and Privacy. TCG represents that it is in compliance in all material respects, and will continue to so comply, with all applicable laws and regulations relating to guarding against terrorism and money laundering.

15. Confidentiality. Each party hereby agrees to keep confidential any confidential information provided by any other party in connection with this Agreement, and not to use or disclose such information without the prior written consent of such other party.

16. Indemnification.

(a)	The Fund agrees to indemnify, defend and hold TCG, its members, officers and employees, and any person who controls TCG within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which TCG, its members, officers or employees or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon: (i) any alleged untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any alleged omission to state a material fact required to be stated or necessary to make the Registration Statement not misleading, or (ii) any Fund advertisement or sales literature that does not comply with applicable laws, rules and regulations (including those of FINRA).

(b)	In no event shall anything contained in this Agreement be construed so as to protect TCG against any liability to the Fund or its shareholders to which TCG would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement, and further provided that the Fund shall not indemnify TCG for conduct set forth in this subparagraph 16(b).

(c)	TCG agrees to indemnify, defend and hold the Fund, its several Trustees, officers and employees and any person who controls the Fund within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Fund, its Trustees, officers or employees or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by TCG to the Fund for use in the Registration Statement or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or necessary to make such information not misleading. As used in this subparagraph 15(c), the term “employee” shall not include a corporate entity under contract to provide services to the Fund, or any employee of such a corporate entity, unless such person is otherwise an employee of the Fund.

17. Sub-Distributors. TCG may enter into sub-distributor’s agreements with persons (“Sub-Distributors”) pursuant to which TCG delegates any or all of its functions hereunder to one or more Sub-Distributors provided that a majority of the Fund’s Board of Trustees that are not interested persons of the Fund or TCG approve the agreement. TCG shall pay all compensation of any such Sub-Distributors and will have the right to terminate the services of any Sub-Distributor at any time on no more than sixty (60) days’ notice. For the avoidance of doubt, broker dealers with whom TCG has entered into dealer or similar agreements will not be considered Sub-Distributors hereunder.

18. Governing Law. This Agreement shall be governed by the laws of the State of Delaware and applicable provisions of the 1940 Act. The heading of each section is for descriptive purposes only, and such headings are not to be construed or interpreted as part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be entered into as of the date first written above. This Agreement may be executed by the parties hereto in any number of counterparts, all of which shall constitute one and the same instrument.

CARLYLE ALPINVEST PRIVATE MARKETS SECONDARIES FUND

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Secretary

TCG CAPITAL MARKETS L.L.C.

By:	/s/ Liangshun Qian
Name: Liangshun Qian
Title: Chief Compliance Officer